Branden T. Burningham
                               ATTORNEY AT LAW
                        455 East 500 South, Suite 205
                          Salt Lake City, Utah 84111

ADMITTED IN UTAH AND CALIFORNIA         TELEPHONE: (801) 363-7411
                                        FACSIMILE: (801) 355-7126



July 16, 2003


Perry Hindin, Esq.
U. S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-0405


Re: Anticline Uranium, Inc., a Nevada corporation (the "Company") Draft Definitive Information Statement
     Commission File No. 0-49655


Dear Mr. Hindin:

     Pursuant to our telephone conversation earlier this week, I have attached a draft of the above-referenced Information Statement. This document was prepared in response to the Commission's letter, dated July 7, 2003, which raised certain comments with respect to the Preliminary Information Statement that the Company had filed on June 27, 2003.

     The Company's responses to your comments are as follows:

     1. The Company acknowledges that it is not entitled to rely on the safe harbor provisions of the Private Securities Litigation Reform Act (the "PSLRA") due to its status as a "penny stock" issuer as defined in Rule 3a51-1 of the Securities Exchange Act of 1934, as amended. Accordingly, the Company further acknowledges that it will refrain from including references to the safe harbor provisions of the PSLRA until those provisions apply.

     2. The disclosure about the amendments to the Company's Articles of Incorporation, and the reasons therefor, has been consolidated under two subheadings under the caption "Introduction." These subheadings are titled "Increase in authorized shares" and "Authorization to change name." In order to make the disclosure more concise, the separate heading "Reasons for the Amendment" has been deleted and the disclosure under that heading has been relocated under the new subheadings. Each of these changes is marked.

     3. In the future, the Company's Board of Directors intends for the Company to succeed to the business operations of its 96% stockholder, LipidViroTech, Inc. (the "Parent"), through a merger or acquisition. Upon the completion of such a transaction, the Company would change its name to "LipidViro Tech, Inc." or some other name that would more accurately reflect its new business operations. The Company does not have any immediate
intention to engage in any such transaction.    The operations of the Parent
have been disclosed in a Current Report on Form 8-K, which the Company filed on June 27, 2003.

     In addition to the foregoing, the approximate mailing date of the information statement has been changed to July 21, 2003.

     Please advise whether you will have any further comments on this filing. It is my understanding that, if you have no comments, the Company may file a definitive information statement incorporating the above-referenced changes.

     Thank you very much.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham